UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) (RULE 14A-101)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

COGDELL SPENCER INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

SUPPLEMENT #1 TO DEFINITIVE PROXY STATEMENT

This supplemental information is being filed in connection with a memorandum of understanding regarding the settlement of certain litigation relating to, among other things, the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 24, 2011, by and among Cogdell Spencer Inc. (the “Company”), Cogdell Spencer LP (the “Operating Partnership”), Ventas, Inc. (“Ventas”), TH Merger Sub, LLC (“OP MergerSub”), and TH Merger Corp, Inc. (“MergerSub”), providing for the merger (the “Company Merger”) of the Company with MergerSub and the merger of OP MergerSub with and into the Operating Partnership (the “Partnership Merger,” and together with the Company Merger, the “Mergers”).

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by the Company on February 6, 2012 (the “proxy statement”), which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the proxy statement

Litigation Related to the Company Merger

As previously disclosed in the proxy statement, a putative class action was filed in the Superior Court for the State of North Carolina, Mecklenburg County and six putative class actions were filed in the Maryland Circuit Court for Baltimore City relating to , among other things, the Company Merger.  The complaint in the North Carolina case was filed under the caption, Sesholtz v. Braun, et al., Case No. 11 CVS 23162, and alleges generally that the members of the Company’s board of directors breached fiduciary duties owed to the Company’s stockholders in connection with the Company Merger and that Ventas aided and abetted such alleged breaches.  On February 3, 2012, the plaintiff in the North Carolina action filed an amended complaint, asserting allegations similar to those in the Maryland case described below.  Defendants moved to stay the North Carolina action on February 15, 2012.

The individual cases pending in Maryland were consolidated by the Court on January 31, 2012 under the caption, In re Cogdell Spencer Inc. Shareholder Litigation, Case No. 24-C-12-000053.  On February 9, 2012, the plaintiffs in the Maryland case filed a consolidated and amended class action and derivative complaint against the Company, the Company’s directors, Ventas, MergerSub and OP MergerSub, alleging breach of fiduciary duty and aiding and abetting claims.  Among other things, the amended complaint alleges that the Cogdell directors failed to take steps to maximize the value of the Company to its public stockholders and failed to fully disclose all material information necessary to cast an informed vote on the Company Merger.   The amended complaint seeks various forms of relief, including a court order: (1) enjoining the proposed Company Merger; (2) requiring Defendants to account to the plaintiffs and the class for any damages suffered as a result of Defendants’ alleged wrongdoing; and (3) an award of damages in the event the Company Merger is consummated.    Plaintiffs in the Maryland action filed a motion seeking expedited discovery from Defendants on February 9, 2012.  On February 21, 2012, Defendants moved to dismiss the amended complaint.

On February 29, 2012, the Company entered into a memorandum of understanding with the plaintiffs in the Maryland and North Carolina cases regarding the settlement of the pending claims.  The proposed settlement will not affect the consideration to be paid to the Company’s stockholders or to holders of equity interests in the Operating Partnership in connection with the Mergers or the timing of the special meeting of the Company’s stockholders, which is scheduled for March 9, 2012, at which the holders of the Company’s common stock will consider and vote upon a proposal to approve the Company Merger, among other things.

The Company denies each of the allegations in these stockholder suits and believes that no further disclosure is required to supplement the proxy statement under applicable laws.  However, to avoid the risk that the litigation may delay or otherwise adversely affect the consummation of the Mergers and to minimize the expense of defending such action, the Company has agreed, pursuant to the terms of the proposed settlement, to make supplemental disclosures related to the proposed Company Merger, all of which are set forth below.  The memorandum of understanding contemplates that the parties will enter into a settlement agreement which will be subject to customary conditions, including court approval following notice to the Company’s stockholders.  In the event the parties enter into a settlement agreement, a hearing will be scheduled in which the Maryland Court will consider the fairness, reasonableness, and adequacy of the settlement.  If the settlement is finally approved by the Court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed Company Merger, the Merger Agreement, and any disclosure made in connection therewith, among other claims, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement.

In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Maryland Court for an award of attorneys’ fees and expenses to be paid by or on behalf of Defendants, which Defendants may oppose.  Defendants will pay or cause to be paid any attorneys’ fees and expenses awarded by the Maryland Court.  There can be no assurance that the parties will ultimately enter into a settlement agreement or that the Maryland Court will approve the settlement even if the parties were to enter into a settlement agreement.  In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

Supplemental Disclosures

The Company has agreed to make these supplemental disclosures to the proxy statement in connection with the settlement of the outstanding stockholder suits in Maryland and North Carolina.  This supplemental information should be read in conjunction with the proxy statement, which should be read in its entirety.  Defined terms used but not defined herein have the meanings set forth in the proxy statement.

The Company Merger—Background of the Company Merger

The third sentence of the third full paragraph on page 29 of the proxy statement is revised to read in full as follows:

As part of that process, the Company approached 11 strategic buyers (including Ventas) and five financial sponsors to gauge their interest in a potential acquisition of the Company.

The following disclosure supplements the discussion in the fourth full paragraph on page 30 of the proxy statement by adding the following after the last sentence of that paragraph:

The Company contacted several investment banking firms, including Citigroup Global Markets Inc., or Citi, generally to discuss the Company’s capital position and potential strategic alternatives and to consider hiring one to act as the Company’s financial advisor.  Citi was thereafter engaged as the Company’s financial advisor, and the terms of Citi’s engagement were formally approved by the Company’s board of directors at its November 3, 2011 meeting.

The second sentence of the fifth full paragraph on page 30 of the proxy statement is revised to read in full as follows:

The board reconvened for further discussion at a meeting on October 19, 2011, which was also attended by management and Citi.

The following disclosure supplements the discussion in the fifth full paragraph on page 30 of the proxy statement by adding the following after the last sentence of that paragraph:

Although the board did not determine a minimum price at which it would be willing to raise capital through an issuance of common stock, it considered the fact that any offerings at the Company’s then-current trading price would be dilutive to the Company’s existing stockholders when measured against the Company’s and research analysts’ estimates of the Company’s net asset value.

The last sentence in the paragraph that begins on page 30 and continues onto page 31 of the proxy statement is revised to read in full as follows:

Following an executive session of the independent directors, the board, with one director dissenting in light of a desire to instead pursue a joint venture strategy, authorized the commencement of a confidential process to determine the potential interest of a select number of potentially interested parties, including seven strategic buyers (including Ventas) and five financial sponsors, including the two prospective partners that previously had expressed an interest in exploring joint venture alternatives.

The following disclosure supplements the discussion in the paragraph that begins on page 30 and continues onto page 31 of the proxy statement by adding the following after the last sentence of that paragraph:

The parties selected were those that the board, in consultation with management and Citi, deemed most likely to have significant interest in, and ability to consummate, an acquisition of the Company based on a variety of factors, including, in the case of strategic buyers, the Company’s assessment of their familiarity with the development, construction and funding of healthcare facilities, their experience in pursuing and completing acquisitions of a similar nature, their ability to finance an acquisition of the Company, and the perceived strategic fit with the Company’s existing properties and operations, and, in the case of financial sponsors, the Company’s assessment of their likely level of interest in the Company’s properties and operations and their experience in pursuing, financing and completing acquisitions of other real estate companies and REITs.

The following disclosure supplements the discussion in the first full paragraph on page 31 of the proxy statement by adding the following after the last sentence of that paragraph:

Of the 12 parties contacted on behalf of the Company, nine also had been informed of and invited to participate in the process initiated in 2009.

The paragraph that begins on page 32 and continues onto page 33 of the proxy statement is revised to read in full as follows:

Following Mr. Lubar’s departure from the December 10, 2011 meeting, the board continued discussions of the bids received by each of Ventas and the Competing Bidder.  The board considered other possible alternatives for the disposition of Erdman, including potentially delaying the sale of the Company until after the Erdman business was separated from the Company through a sale to a hypothetical third party; however, the board noted that the execution risk and delay associated with these alternatives could jeopardize the Company’s ability to pursue a sale and would not alleviate the Company’s funding requirements until the Erdman disposition could be accomplished.  After discussion, the board authorized management, with the assistance of the Company’s legal and financial advisors, to continue the process with each of Ventas and the Competing Bidder and to begin negotiating terms of a proposed sale of the Erdman business to Mr. Lubar. The board indicated that the sale of the Erdman business to Mr. Lubar would need to include the ability of the Company to solicit additional proposals for the Erdman business following the announcement of the transaction (a process often referred to as ‘‘go-shop’’), with any incremental net proceeds received from that sale to be available for distribution to the Company’s stockholders. Immediately following the meeting, each of Ventas and the Competing Bidder were provided with instructions for submission of their final bids, due December 16, 2011, as well as a draft of the merger agreement.  The Company did not contact other potential bidders to advise them of the possible sale of Erdman given, in part, that Ventas and the Competing Bidder had demonstrated the greatest level of interest, that contacting other bidders would require delays in the current sale process that might cause Ventas and the Competing Bidder to withdraw their current indications of interest and the board’s view that other potential bidders were unlikely to submit indications of interest higher than the range of values proposed by Ventas and the Competing Bidder.

The following disclosure supplements the discussion in the third full paragraph on page 33 of the proxy statement by adding the following after the last sentence of that paragraph:

Independent of the discussions with Mr. Lubar, management of the Company identified projected costs for a shut-down or orderly liquidation of Erdman and concluded that costs to the Company would likely exceed, by approximately $10 to $15 million, the amount that the Company expected it would ultimately be required to contribute to Erdman in a sale to Mr. Lubar or another third party.

The second sentence of the fourth full paragraph on page 33 of the proxy statement is revised to read in full as follows:

The board determined that several of these alternatives would likely be unacceptable to bidders for the Company in light of the length of time required to effect a spin-off or an orderly wind-down of the Erdman business and potential exposure of the Company for liabilities related to legacy Erdman operations, and that others would require equal or greater contributions from the Company to fund projected losses at Erdman.

The fifth full paragraph on page 33 of the proxy statement is revised to read in full as follows:

Negotiations continued with Mr. Lubar, and after several rounds of discussion on December 14 and 15, 2011, Mr. Lubar and the Company tentatively agreed to contributions of approximately $12 million each to fund additional working capital needs of the Erdman business, along with the elimination of approximately $25.0 million in intercompany indebtedness, which was already historically eliminated under principles of consolidation in the Company’s financial statements, and other terms and conditions generally consistent with those initially proposed by the Company.

The last sentence of the paragraph that begins on page 33 and continues onto page 34 of the proxy statement is revised to read in full as follows:

The bidders were not informed at this time of the anticipated $12 million contribution of working capital to the Erdman business, although the board anticipated this would require a subsequent reduction in their bids commensurate with the amount of the contribution (equal to approximately $0.20 per share, when calculated by dividing the amount of the Company’s expected contribution by the Company’s fully diluted shares), as the Company believed this was the best way to receive bids from the remaining two bidders for the Company’s core operations that were not affected by the financial cost of the Erdman disposition, but with the expectation that the cost would have a dollar-for-dollar impact on the final price.

The following disclosure supplements the discussion in the paragraph that begins on page 34 and continues onto page 35 of the proxy statement by adding the following after the last sentence of that paragraph:

Although the board did not formally reject the asset-only proposal from the Competing Bidder, the Company did not actively pursue the proposal following the December 18, 2011 board meeting in light of the fact that it offered a substantially lower implied price per share than the Ventas proposal, after accounting for transaction costs and other liabilities and expenses that would have to be discharged before the net proceeds from an asset-only transaction would be available for distribution to the Company’s stockholders.

The first sentence of the second full paragraph on page 36 of the proxy statement is revised to read in full as follows:

On the morning of December 23, 2011, the Company’s chief executive officer directed the Company’s advisors to resume discussions with Ventas and Willkie Farr to finalize the merger agreement, subject to final resolution of price discussions, so that the final terms of the proposed transaction could be reviewed with the board later that day.

The Company Merger—Opinion of the Company’s Financial Advisor

The following disclosure supplements the discussion in the fifth paragraph on page 43 of the proxy statement under the subheading, “Selected Public Companies Analysis,” by adding the following after the third sentence of that paragraph:

The overall range of calendar year 2012 estimated FFO per share multiples observed for the selected companies was 14.2x to 14.8x (with an average and median calendar year 2012 estimated FFO per share multiple of 14.4x).

The Company Merger—Certain Company Forecasts

The table entitled, “Erdman Design-Build Business (Third-Party Projects Only),” on page 49 of the proxy statement is revised to read in full as follows:

Erdman Design-Build Business (Third-Party Projects Only)

($ in millions)

	2012E	2013E	2014E	2015E	2016E	2017E
EBITDA	$(16.5)	$(12.6)	$(7.4)	$(0.8)	$7.8	$9.0
Unlevered Cash Flow(1)	(17.7)	(15.0)	(9.8)	(3.2)	5.4	N/A

(1)          Although these figures were provided to the board of directors and the Company’s financial advisor, the calculation of projected Unlevered Cash Flow did not reflect an add-back for tax depreciation expense estimated to be approximately $1.2 million annually that would have increased projected Unlevered Cash Flow by a corresponding amount in each of 2013-2016.

Forward-Looking Statements

We have made forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in this filing. The words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “seeks,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance and achievements, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the stock purchase agreement; the outcome of any legal proceedings that have been, or will be, instituted against the Company related to the Merger Agreement or the stock purchase agreement; the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger or stock purchase; the failure to obtain the necessary financing arrangements set forth in the equity commitment letter delivered pursuant to the stock purchase agreement; risks that the proposed transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our reports and other public filings with the Securities and Exchange Commission (the “SEC”).

Although we presently believe that the plans, expectations and results expressed in or suggested by the forward-looking statements are reasonable, all forward-looking statements are inherently subjective, uncertain and subject to change, as they involve substantial risks and uncertainties beyond our control. New factors emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law.  This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. Additional information regarding risk factors that may affect us is included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Additional Information and Where to Find It

In connection with the proposed Merger, the Company has prepared and mailed to holders of the Company’s common stock as of February 3, 2012, the record date established by the Company for a special meeting called for the purpose of approving the Merger, a definitive proxy statement filed with the SEC on February 6, 2012.  This definitive proxy statement and a form of proxy were mailed on or about February 8, 2012 to the holders of the Company’s common stock as of the record date. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. The Company’s stockholders are able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The holders of Company common stock can also obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Cogdell Spencer Inc., 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209, attn: Corporate Secretary, or from the Company’s website, http://www.cogdell.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock with respect to the meeting of stockholders that will be held to consider the proposed Merger. Information about the Company’s directors and executive officers, their ownership of the Company’s common stock, and the interests of the Company and its directors and executive officers in the proposed Merger is set forth in the definitive proxy statement.